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                                  EXHIBIT 21
                                   QMS, INC.
                          SUBSIDIARIES AND TRADE NAMES

             Unless indicated otherwise, each of the following is a
                      wholly owned subsidiary of QMS, Inc.


                               State or Other
                              Jurisdiction of       Other Names Under Which
Legal Name of Subsidiary       Incorporation        Subsidiary Does Business
------------------------    -------------------     ------------------------

QMS Circuits, Inc.          Delaware                QCI

QMS Foreign Sales, Inc.     U.S. Virgin Islands

QMS K.K.                    Japan

QMS Canada, Inc.            Canada

QMS Europe B.V.             The Netherlands

QMS Australia PTY Ltd.      Australia


As of December 31, 1999